Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Stock Incentive Plan of Sunrise Realty Trust, Inc. of our report dated February 21, 2024, with respect to the financial statements of Sunrise Realty Trust, Inc. as of December 31, 2023, and for the period from August 28, 2023 (date of formation) through December 31, 2023, included in Sunrise Realty Trust, Inc.’s Form 10 (File No. 001-41971) initially filed with the SEC on February 22, 2024, and last amended on June 28, 2024.
/s/ CohnReznick LLP
Baltimore, Maryland
July 12, 2024